UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 18, 2025

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JUSHI HOLDINGS INC.

(Exact name of registrant as specified in its charter)

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British Columbia	000-56468	98-1547061
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

301 Yamato Road, Suite 3250

Boca Raton, Florida 33431

(Address of Principal Executive Offices) (Zip Code)

(561) 617-9100

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02. Unregistered Sales of Equity Securities.

The information contained in Item 8.01 of this Current Report on Form 8-K with respect to the issuance of the Warrants is incorporated into this Item 3.02.

Item 8.01. Other Events.

Sale of Second Lien Notes and Warrants

On February 18, 2025, Jushi Holdings Inc. (the “Company”) announced it had entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “Investors”), pursuant to which the Company agreed to issue and sell approximately US$5.1 million principal amount of 12% Second Lien Notes due 2026 (the “Notes”) and detached warrants (the “Warrants”) to purchase the Company’s subordinate voting shares, no par value per share, in a private placement (the “Offering”). The Company expects to receive approximately US $4.6 million of net proceeds from the sale of the Notes and Warrants.

The Notes are being issued in accordance with the Company’s existing Trust Indenture, dated as of December 7, 2022, as amended, by and between the Company and Odyssey Trust Company, as agent. The Notes will be issued with a ten percent (10%) original issue discount.

The Warrants will entitle the subscribers to purchase up to an aggregate of approximately 8.6 million warrants of the Company's subordinate voting shares. Each Warrant is exercisable for one subordinate voting share of the Company. The Warrants are exercisable for five (5) years from the issuance date at an exercise price per subordinate voting share equal to a fifty percent (50%) premium to the volume weighted average price of a subordinate voting share on the Company’s principal trading market over the trailing twenty (20) trading day period ending on the second (2nd) business day following the Company’s public filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, provided that in no event shall the exercise price be lower than US$0.45 or higher than US$0.50. The Warrants are subject to adjustment under certain circumstances as further described in the Warrants.

An entity affiliated with James Cacioppo, the Company’s Chief Executive Officer, Chairman and Founder, has subscribed for approximately US$3.7 million principal amount of United States dollar denominated Notes, for a purchase price of approximately US$3.3 million and will receive up to approximately 6.2 million Warrants. Denis Arsenault, a Founder and significant equity holder of the Company, has subscribed for C$2.0 million principal amount of Canadian dollar denominated Notes, for a purchase price of C$1.8 million and will receive up to approximately 2.4 million Warrants1.

The Notes and Warrants have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any state, and were offered and sold only to accredited investors in a private placement transaction in reliance upon the exemption from registration afforded by Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder and/or Regulation S, as applicable, and pursuant to exemption from the provisions of any applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall such securities be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and the Notes and Warrants contain a legend stating the same.

The closing of the Offering will occur at least five (5) days following the announcement of the Offering. The Company intends to use the net proceeds from the Offering for general corporate purposes, including but not limited to working capital, capital expenditures and potential acquisitions.

A special committee of the Company’s board of directors, consisting of all independent directors, reviewed and approved the transactions described above.

The above description of the Warrants is a summary and is not complete. A copy of the form of Warrant is filed as exhibit 10.1 to this Current Report on Form 8-K, and the above summary is qualified by reference to the terms of the Warrants set forth in such exhibit.

Factoring of ERC Credit

On February 18, 2025, the Company announced that certain affiliates of the Company sold approximately US$6.0 million of United States employee retention credit (“ERC”) tax refund claims to a third party for approximately US$5.1 million of net cash proceeds. Each affiliate of the Company is also entitled to receive a portion of any interest paid on their respective ERC tax refund claims through the transaction date. Certain affiliates of the Company have approximately US$3.0 million of additional United States ERC tax refund claims remaining with the United States Internal Revenue Service which were not sold as part of this transaction.

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1The number of Warrants to be received by Mr. Arsenault will be calculated by first converting the principal amount of his C$2.0 million Second Lien Notes to United States dollars at the exchange rate published by the Bank of Canada. For purposes of this Current Report on Form 8-K the exchange rate used was C$1.00 = US$0.7059 as published by the Bank of Canada for February 14, 2025.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Form of Common Stock Purchase Warrant.
99.1	Press Release of Jushi Holdings Inc., dated February 18, 2025.
104	Cover page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JUSHI HOLDINGS INC.

Date: February 18, 2025	By:	/s/ Jon Barack
Jon Barack
President and Chief Revenue Officer